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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 5)*


                           AMYLIN PHARMACEUTICALS, INC
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                   032346 10 8
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                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 Pages
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CUSIP NO. 032346 10 8                                         Page 2 of 4 Pages

                                       13G


 1         NAME OF REPORTING PERSON
           S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           HOWARD E. GREENE, JR.
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 2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)   [ ]
                                                                 (b)   [ ]
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 3         SEC USE ONLY


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 4         CITIZENSHIP OR PLACE OF ORGANIZATION

           UNITED STATES
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                                  5         SOLE VOTING POWER

                                            293,484
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          NUMBER OF
            SHARES                6         SHARED VOTING POWER
         BENEFICIALLY
           OWNED BY                         1,545,667
                                  ----------------------------------------------
             EACH
          REPORTING
            PERSON                7         SOLE DISPOSITIVE POWER
             WITH
                                            293,484
                                  ----------------------------------------------

                                  8         SHARED DISPOSITIVE POWER

                                            1,545,667
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 9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,839,151
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


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11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           5.6%
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12         TYPE OF REPORTING PERSON*

           IN
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                       SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1.

(a)   Name of Issuer: Amylin Pharmaceuticals, Inc. ("Issuer")

(b)   Address of Issuer's Principal Executive Offices:  9373 Towne Centre Drive
                                                        San Diego, CA  92121

ITEM 2.

(a)   Name of Person Filing: Howard E. Greene, Jr.

(b)   Address of Principal Business Office or, if none, Residence:

      9373 Towne Centre Drive
      San Diego, CA  92121

(c)   Citizenship: United States

(d)   Title of Class of Securities: Common Stock

(e)   CUSIP Number: 032346 10 8

ITEM 3. NOT APPLICABLE.

ITEM 4 OWNERSHIP.

(a)   Amount Beneficially Owned:    1,839,151 including 293,484 shares issuable
                                    upon exercise of options held by Mr. Greene, within 60 days of December 31, 1997.

                                    Mr. Greene shares voting and dispositive power over 1,545,667 shares held by the following entities: 1,535,667 held in the name of Howard E. Greene, Jr. as Trustee of the Greene Family Trust dated 9/5/86 and 10,000 shares held in the name of the Greene Children's Trust.

(b)   Percent of Class:  5.6%

(c)   Number of shares as to which such person has:

      (i)   sole power to vote or to direct the vote: 293,484
      (ii)  shares power to vote or to direct the vote: 1,545,667
      (iii) sole power to dispose or to direct the disposition of: 293,484
      (iv)  shared power to dispose or to direct the disposition of: 1,545,667

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]


                               Page 3 of 4 pages
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ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10. CERTIFICATION

Not applicable



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       February 17, 1998
                                       -----------------------------------------
                                       Date

                                       /s/ HOWARD E. GREENE, JR.
                                       -----------------------------------------
                                       Signature

                                       Howard E. Greene, Jr.
                                       -----------------------------------------
                                       Name/Title


                               Page 4 of 4 pages